Exhibit (d)(1)

SUPPORT AGREEMENT

THIS AGREEMENT is dated as of November 10, 2009

BETWEEN:

THE WESTAIM CORPORATION, a corporation incorporated under the laws of Alberta

(the “Securityholder”)

AND:

SMITH & NEPHEW INC., a corporation incorporated under the laws of Canada and SMITH & NEPHEW (OVERSEAS) LIMITED, a corporation incorporated under the laws of England and Wales

(collectively, “S&N”)

WHEREAS:

A.	Nucryst Pharmaceuticals Corp. (the “Vendor”), Nucryst Pharmaceuticals Inc. (the “Subsidiary”) and S&N have entered into an agreement dated November 10, 2009 (the “Asset Purchase Agreement”), which contemplates the purchase and sale of certain assets of the Vendor and the Subsidiary (the “Sale”) from the Vendor and the Subsidiary to S&N.

B.	The Securityholder is the beneficial owner of the number of common shares of the Vendor set forth on the signature page of this Agreement (the “Owned Securities”).

C.	S&N has requested that the Securityholder enter into this Agreement with respect to all of the Owned Securities.

D.	This Agreement sets out the terms and conditions of the agreement of the Securityholder to support the Sale and to vote the Owned Securities, to the full extent such securities are entitled to vote in respect of the Sale, and any additional common shares of the Vendor that the Securityholder may hereafter become the beneficial owner of or exercise control or direction over (the “After-Acquired Securities”) (the Owned Securities and the After-Acquired Securities collectively referred to as the “Subject Securities”), in favour of the Sale.

E.	Terms not otherwise defined in this Agreement have the meanings ascribed thereto in the Asset Purchase Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of S&N entering into the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.	Representations of the Securityholder. The Securityholder represents and warrants to S&N, and acknowledges that S&N is relying upon such representations and warranties in entering into this Agreement, that:

(a)	the Securityholder has good and sufficient power, authority and right to enter into this Agreement and to complete the transactions contemplated hereby;

(b)	assuming the due execution and delivery of this Agreement by S&N, upon the execution and delivery hereof by the Securityholder, this Agreement shall be a legal, valid and binding obligation of the Securityholder enforceable by S&N against the Securityholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity, and the consummation by the Securityholder of the transactions contemplated hereby will not constitute a violation of or default under, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which the Securityholder is a party or by which the Securityholder is bound;

(c)	the Securityholder is the beneficial owner of, or exercises control or direction over, the Owned Securities (and the Owned Securities represent all of the common shares of the Vendor beneficially owned or over which control or direction is exercised by the Securityholder) and has good and sufficient power, authority and right to vote the Owned Securities in favour of the Sale; and

(d)	subject to any changes permitted pursuant to Section 3, the foregoing representations and warranties will be true, correct and complete on the date of the Sale;

2.	Covenants of Securityholder. The Securityholder covenants and agrees with S&N that the Securityholder will not, directly or indirectly, do or authorize any of its officers, directors, employees, agents or representatives without the express written consent of S&N:

(a)	solicit, facilitate, initiate or encourage any Acquisition Proposal (other than the Sale contemplated by the Asset Purchase Agreement);

(b)	enter into or participate in any discussions or negotiations regarding an Acquisition Proposal (other than the Sale contemplated by the Asset Purchase Agreement), or furnish to any other person any information with respect to the business, properties, operations, prospects or conditions (financial or otherwise) of the Vendor or the Subsidiary in connection with an Acquisition Proposal except in the circumstances where the Vendor is permitted to enter into or participate in such discussions or negotiations or furnish such information in accordance with the terms of the Asset Purchase Agreement (other than the Sale comprised by the Asset Purchase Agreement) or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing;

(c)	waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements relating to the Vendor to which each of the Securityholder and the Vendor are a party to, including, without limitation, any standstill provisions thereunder; or

(d)	accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal (other than the Sale comprised by the Asset Purchase Agreement),

provided, however, that the foregoing covenants of the Securityholder shall not in any way restrict the Securityholder from having discussions with the Vendor or restrict the sharing of information between the Securityholder and the Vendor, including discussions and sharing of information for the purpose of facilitating a Superior Proposal (as defined in the Asset Purchase Agreement).

3.	Further Covenants of Securityholder. The Securityholder further covenants and agrees with S&N that:

(a)	it shall provide S&N immediate notice of any additional Subject Securities that the Securityholder may hereafter become the beneficial owner of or exercise control or direction over;

(b)	it shall not, without the prior consent of S&N, sell, assign, convey or otherwise dispose of any of the Subject Securities (except to an affiliate of the Securityholder, provided that such affiliate agrees to be bound by the terms of this Agreement and provided that the Securityholder remains liable for the performance by such affiliate of all terms and obligations of the Securityholder hereunder); and

(c)	it shall not exercise any statutory rights of dissent or appraisal in respect of any resolution approving the Sale, or any aspect thereof and it shall not exercise any shareholder rights or remedies available at common law or pursuant to applicable securities or corporate laws to delay, hinder, upset or challenge the Sale.

4.	Agreement to Vote Subject Securities.

(a)	The Securityholder hereby agrees that at any meeting of the Vendor’s shareholders, however called, for the purpose of approving the Sale, among other things, the Securityholder shall (or cause the holder of record to, if the Securityholder is the beneficial owner but not the holder of record of the Subject Securities):

(i)	vote all of the Subject Securities in favour of the Sale and any actions required in furtherance of the actions contemplated thereby;

(ii)	vote all of the Subject Securities to oppose any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation of the Vendor under the Asset Purchase Agreement; and

(iii)	vote all of the Subject Securities to oppose any proposed action by the Vendor or any other party the result of which could be reasonably expected to impede, interfere with or delay the Vendor from completing the Sale.

(b)	Notwithstanding Section 4(a) hereof, provided that the Securityholder is not in breach of the provisions hereof, if the board of directors of Vendor shall determine that a Superior Proposal (as defined in the Asset Purchase Agreement) is made and the board of directors of the Vendor shall have recommended that shareholders of the Vendor tender their shares in acceptance of such Superior Proposal or vote in favour thereof, and S&N shall have not have, in accordance with Section 8.29.4 of the Asset Purchase Agreement, increased the consideration payable thereunder so that the Acquisition Proposal (as defined in the Asset Purchase Agreement) ceases to constitute a Superior Proposal, then the Securityholder shall not be required to vote the Subject Securities in favour thereof or, if voted, may withdraw any proxies or change the vote in respect thereof, following the expiry of the period pursuant to the Asset Purchase Agreement that S&N has to increase the consideration payable to the Vendor, as provided in the Asset Purchase Agreement.

(c)	If for any reason the Superior Proposal is withdrawn, expires, terminates or any of the Subject Securities are not taken up and paid for pursuant to the Superior Proposal, the Securityholder agrees to vote the Subject Securities in accordance with Section 4 hereof, if the Sale is still outstanding or pending.

5.	Control Over Corporation or Trust. If any of the Subject Securities are held through a corporation or trust over which the Securityholder has control, as defined in the ABCA (either alone or in conjunction with any other person) (“Control”), the Securityholder shall act, vote and exercise its power and authority to ensure that this Agreement is complied with by such corporation or trust.

6.	No Voting Trusts. The Securityholder will not, and will not permit any entity under the Control of the Securityholder to, deposit any of the Subject Securities in a voting trust or subject any of the Subject Securities to any arrangement or agreement with respect to the voting of such securities, other than agreements entered into with S&N.

7.	No Proxy Solicitations. The Securityholder will not, and will not permit any entity under the Control of the Securityholder to:

(a)	solicit proxies or become a participant in a solicitation in opposition to or competition with S&N in connection with the Sale;

(b)	assist any person, entity or group in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit S&N in connection with the Sale; or

(c)	act jointly or in concert with others with respect to voting securities of the Vendor for the purpose of opposing or competing with S&N in connection with the Sale,

provided, however, that the foregoing covenants of the Securityholder shall not in any way restrict the Securityholder from having discussions with the Vendor or restrict the sharing of information between the Securityholder and the Vendor, including discussions and sharing of information for the purpose of facilitating a Superior Proposal (as defined in the Asset Purchase Agreement).

8.	Encumbrance. Except with the prior written consent of S&N, which consent may be arbitrarily withheld, the Securityholder agrees not to encumber any of the Subject Securities.

9.	Definitive Agreement. S&N covenants to comply with all the terms of the Asset Purchase Agreement. For greater certainty, nothing in this Agreement shall be interpreted as requiring the Securityholder to prevent the Vendor from taking any action the Vendor is permitted to take under the terms of the Asset Purchase Agreement.

10.	Termination. It is understood and agreed that the respective rights and obligations hereunder of S&N and the Securityholder shall cease and this agreement terminate upon the earlier of: (a) the completion of the Sale on the terms and conditions presently provided for in the Asset Purchase Agreement, (b) the termination of the Asset Purchase Agreement in accordance with Section 12.1 thereof, other than as a result of a breach of this Agreement by the Securityholder; or (c) 5:00 p.m. (Calgary time) on January 21, 2010.

11.	Specific Performance. The Securityholder acknowledges that it will be impossible to measure in money the damage to S&N if the Securityholder fails to comply with any of its obligations under this Agreement, that every such obligation is material and that, in the event of any such failure, S&N will not have an adequate remedy at law or in damages, and accordingly, the Securityholder agrees that the issuance of an injunction or other equitable remedy is the appropriate remedy for any such failure.

12.	Successors and Assigns. This Agreement and all obligations of the Securityholder hereunder shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

13.	Entire Agreement. This Agreement supersedes all prior agreements among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be modified or waived, except expressly by an instrument in writing signed by all the parties hereto. No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver be deemed a continuing wavier of any matter by such party.

14.	Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered, telecopied or mailed by prepaid registered post to the party to receive same at the undernoted address, namely:

if to the Securityholder:	The Westaim Corporation
212 King Street West, Suite 201
Toronto, ON M5H 1K5

	Attention:	Cameron MacDonald
	Fax Number:	416-203-0734

if to S&N:	c/o Smith & Nephew, Inc.
1450 Brooks Road
Memphis, Tennessee 38116

	Attention:	General Counsel
	Facsimile:	(901) 396-7824

Any notice delivered or telecopied shall be deemed to have been given and received on the business day next following the date of delivery or telecopying, as the case may be. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

15.	Further Assurances. Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

16.	Severability. Each of the covenants, provisions, sections, subsections and other subdivisions hereof is severable from every other covenant, provision, section, subsection and subdivision and the invalidity or unenforceability of any one or more covenants, provisions, sections, subsections and other subdivisions hereof shall not affect the validity or enforceability of the remaining covenants, provisions, sections, subsections or subdivisions hereof.

17.	Miscellaneous.

(a)	This Agreement shall be construed in accordance with the laws of Alberta and the parties hereto agree to attorn to the jurisdiction of the courts thereof.

(b)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(c)	All section headings herein are for convenience of reference only and are not part of this Agreement and no construction or interference shall be derived therefrom.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

THE WESTAIM CORPORATION

Per:	/s/ Jeffrey Sarfin
Jeffrey Sarfin CFO

13,691,700	common shares of the Vendor

—	options or rights to acquire common shares of the Vendor

SMITH & NEPHEW INC.

Per:	/s/ R. P. Teasdale
R. P. Teasdale President AWM

SMITH & NEPHEW (OVERSEAS) LIMITED

Per:	/s/ R. P. Teasdale
R. P. Teasdale President AWM